CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The World Funds, Inc. and to the use of our report dated February 27, 2009 on the financial statements and financial highlights of Epoch U.S. All Cap Equity Fund, Epoch Global Shareholder Equity Fund, Epoch International Small Cap Fund, Eastern European Equity Fund, REMS Real Estate Value Opportunity Fund and Epoch U.S. Large Cap Fund. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.





                                     TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 30, 2009